YIT Corporation: Supplement to the Merger Prospectus

YIT Corporation Stock Exchange Release September 7, 2017 at 3:30 p.m.

This stock exchange release may not be published or distributed, in whole or in part, directly or indirectly, in or into Canada, Australia, Hong Kong, South Africa, Japan or any other country where such publication or distribution would violate applicable laws or rules or would require additional documents to be completed or registered or require any measure to be undertaken, in addition to the requirements under Finnish law. For further information see “Important notice” below.

YIT Corporation (“YIT”) has supplemented the merger prospectus dated 24 August 2017 concerning the proposed merger of Lemminkäinen Corporation (“Lemminkäinen”) into YIT. The Finnish Financial Supervisory Authority has on September 7, 2017 approved the supplement to the Finnish language merger prospectus. The supplement relates to the Supreme Court’s announcement that it has granted partial leave to appeal to Lemminkäinen and the city of Vantaa regarding the legal proceedings concerning the damages related to the asphalt cartel. The supplement is annexed to this release.

The Finnish language merger prospectus and the English language offering circular and the related supplements are available at www.lemminkainen.com/merger and at www.yitgroup.com/en/investors/merger and are also available as printed copies at the offices of Lemminkäinen at Salmisaarenaukio 2, FI-00180 Helsinki, Finland, at the offices of YIT at Panuntie 11, FI-00620 Helsinki, Finland and at the reception of Nasdaq Helsinki Ltd. at Fabianinkatu 14, FI-00100 Helsinki, Finland.

YIT Corporation

Additional information:

Esa Neuvonen
Chief Financial Officer
tel. +358 40 500 1003
esa.neuvonen@yit.fi

Hanna Jaakkola
Vice President, Investor Relations
tel. +358 5666 070
hanna.jaakkola@yit.fi

Hanna Malmivaara
Vice President, Communications of YIT
tel. +358 40 561 6568
hanna.malmivaara@yit.fi

YIT Press Desk
tel. +358 44 743 7536
press@yit.fi

Distribution: Nasdaq Helsinki Ltd., major media, www.yitgroup.com

YIT creates better living environment by developing and constructing housing, business premises, infrastructure and entire areas. Our vision is to bring more life in sustainable cities. We want to focus on caring for customer, visionary urban development, passionate execution and inspiring leadership. Our growth engine is urban development involving partners. Our operating area covers Finland, Russia, the Baltic countries, the Czech Republic, Slovakia and Poland. In 2016, our revenue amounted to nearly EUR 1.8 billion, and we employ about 5,300 employees. Our share is listed on Nasdaq Helsinki. www.yitgroup.com

IMPORTANT NOTICE

The distribution of this release may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restrictions. The information contained herein is not for publication or distribution, directly or indirectly, in or into Canada, Australia, Hong Kong, South Africa or Japan. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This release is not directed to, and is not intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction.

This release does not constitute a notice to an EGM or a merger prospectus and as such, does not constitute or form part of and should not be construed as, an offer to sell, or the solicitation or invitation of any offer to buy, acquire or subscribe for, any securities or an inducement to enter into investment activity. Any decision with respect to the proposed statutory absorption merger of Lemminkäinen into YIT should be made solely on the basis of information that will be contained in the actual notices to the EGM of YIT and Lemminkäinen, as applicable, and the merger prospectus related to the merger as well as on an independent analysis of the information contained therein. You should consult the merger Prospectus for more complete information about YIT, Lemminkäinen, their respective subsidiaries, their respective securities and the merger.

No part of this release, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this release has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither YIT nor Lemminkäinen, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this release or its contents or otherwise arising in connection with this release. Each person must rely on their own examination and analysis of YIT, Lemminkäinen, their respective subsidiaries, their respective securities and the merger, including the merits and risks involved.

Notice to Lemminkäinen Shareholders in the United States

The YIT shares to be issued in connection with the merger have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act.

YIT and Lemminkäinen are Finnish companies and the issuance of YIT shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this release may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for U.S. shareholders of Lemminkäinen to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the merger, since YIT and Lemminkäinen are located in non-U.S. jurisdictions, and some or all of YIT’s and Lemminkäinen’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen may not be able to sue YIT or Lemminkäinen or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court.

Lemminkäinen’s shareholders should be aware that YIT may purchase Lemminkäinen’s shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.

Notice to Shareholders in the United Kingdom

This release, the merger prospectus and the English language offering circular are for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 43 of the Financial Promotion Order (for example as shareholders in Lemminkäinen entitled to receive the merger consideration shares pursuant to the Finnish Companies Act (21.7.2006/624, as amended)), (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iv) are outside the United Kingdom, or (v) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the merger consideration shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). The release, the merger prospectus and the English language offering circular are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which these documents relate, are available only to relevant persons and will be engaged in only with relevant persons.

Notice to Shareholders in the European Economic Area

The English language offering circular has been prepared on the basis that any offer of the merger consideration shares in any Member State of the European Economic Area (“EEA”) other than offers (the “Permitted Public Offers”) which are made prior to the Effective Date (as defined in the English language offering circular), and which are contemplated in the English language offering circular in Finland once the Finnish language merger prospectus has been approved by the competent authority in Finland and published in accordance with the Prospectus Directive, and in respect of which YIT has consented in writing to the use of the English language offering circular, will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the merger consideration shares. Accordingly any person making or intending to make an offer in that Member State of the merger consideration shares which are the subject of the offer contemplated in the English language offering circular, other than the Permitted Public Offers, may only do so in circumstances in which no obligation arises for YIT to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. YIT has not authorised, nor does it authorise, the making of any offer (other than Permitted Public Offers) of the merger consideration shares in circumstances in which an obligation arises for YIT to publish or supplement a prospectus for such offer.

In relation to each Member State of the EEA, with effect from and including the date on which the Prospectus Directive was implemented in that Member State (the “Relevant Implementation Date”) no offer has been made and will not be made (other than a Permitted Public Offer) of the merger consideration shares which are the subject of the offering contemplated by the English language offering circular to the public in that Member State, except that, with effect from and including the Relevant Implementation Date, an offer of such merger consideration shares is made to the public in that Member State:

a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of YIT for any such offer; or

c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no offer of the merger consideration shares is made which would require YIT to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

The expression an offer of the merger consideration shares to the public in relation to any merger consideration shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the merger consideration shares to be offered so as to enable an investor to decide to purchase or subscribe to the merger consideration shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

The expression “Prospectus Directive” means Directive 2003/71/EC (as amended), and includes any relevant implementing measure in the EEA Member State concerned.

Annex: Supplement to the Offering Circular